Exhibit 10.19

SONY COMPUTER ENTERTAINMENT AMERICA INC.

LATIN AMERICA RIDER TO THE

PLAYSTATION® 2 CD-ROM/DVD-ROM LICENSED PUBLISHER AGREEMENT

This Latin America Rider to the PlayStation® 2 CD-ROM/DVD-ROM Licensed Publisher Agreement (the “Rider”) is entered into by THQ, Inc. (“Publisher”) and Sony Computer Entertainment America Inc. (“SCEA”) and rendered effective as of this 17th day of December, 2008 (the “Effective Date”).

1.             Incorporation

The Rider’s terms and conditions are incorporated into and read in conjunction with the terms and conditions of the PlayStation 2 CD-ROM/DVD-ROM Licensed Publisher Agreement Signed by Publisher (“PS2 LPA”) along with any and all other riders to the PS2 LPA executed between Publisher and SCEA.

2.             Definitions

All capitalized words and phrases referenced in the Rider that are not expressly defined herein shall have the meanings set forth in the Definitions section of the PS2 LPA.

3.             Territory

A.            Pursuant to this Rider, the Territory for the PS2 LPA shall now consist of the following geographic areas:

(1)           North America (including all territories and possessions of the United States);

(2)           Central America; and

(3)           South America.

B.            SCEA can modify and amend the Territory from time and time during the Term by providing written notice of any such changes to Publisher.  In the event that a specific country is deleted from the Territory, SCEA shall deliver to Publisher a written notice stating the number of days within which Publisher must cease distributing Licensed Products and must retrieve any Development Tools located in that deleted country.

C.            Publisher shall not, directly or indirectly, solicit orders for or sell any Units of Licensed Products in any situation where Publisher knows or reasonably should know that any of such Licensed Products may be exported or resold outside of the Territory.

4.             Payment Logistics

All payments to be made to SCEA pursuant to the terms and conditions of the PS2 LPA and any rider shall be made to SCEA either: 1) directly from Publisher if Publisher is domiciled in the United States, or 2) indirectly from a United States-domiciled affiliate, associate, branch office, or subsidiary of Publisher (“Designee”) if Publisher is domiciled in a location in the Territory other that the United States. It is the sole responsibility and cost of the Publisher to establish its Designee.

5.             Governing Law

This Rider shall be governed by and interpreted in accordance with the laws of the State of California, excluding that body of law related to choice of laws, and of the United States of America.

6.             Conflict Resolution

In the event that any of the terms and conditions of this Rider shall conflict with any terms and conditions of the PS2 LPA or any other rider previously entered into by the parties, the terms of this Rider shall prevail.

ACCEPTED AND AGREED:

Sony Computer Entertainment America Inc.	THQ, Inc.

By:	By:

Name:	Name:

Title:	Title:

Date:	Date: